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                                                                    EXHIBIT 2.01
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                               PURCHASE AGREEMENT

                                  BY AND AMONG

             BOBCAT PRESSURE CONTROL, INC., BOBBY JOE CUDD COMPANY,

                         BOBBY JOE CUDD, BILL BENEDICK,

                    STEVE JOHNSTON AND PETRO CAPITAL I, L.P.


                                       AND

                          BLACK WARRIOR WIRELINE CORP.

                          DATED AS OF DECEMBER 16, 2005



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ARTICLE I  DEFINITIONS............................................................................................1


ARTICLE II  PURCHASE OF EQUITY INTERESTS..........................................................................1

   Section 2.1  The Purchase......................................................................................1

   Section 2.2  Payment of the Consideration......................................................................2

   Section 2.3  Withholding Rights................................................................................2


ARTICLE III  REPRESENTATIONS AND WARRANTIES OF HOLDERS............................................................2

   Section 3.1  Corporate Organization; Qualification; Subsidiaries of Bobcat.....................................2

   Section 3.2  Corporate Organization; Qualification; Subsidiaries of CuddCo.....................................2

   Section 3.3  Capitalization....................................................................................3

   Section 3.4  Corporate Authorization...........................................................................3

   Section 3.5  Noncontravention; Approvals and Consents..........................................................4

   Section 3.6  Financial Statements; Absence of Undisclosed Liabilities..........................................4

   Section 3.7  Absence of Certain Changes........................................................................5

   Section 3.8  Litigation........................................................................................7

   Section 3.9  Taxes.............................................................................................7

   Section 3.10  Employee Benefits................................................................................9

   Section 3.11  Labor Matters...................................................................................11

   Section 3.12  Compliance with Laws............................................................................11

   Section 3.13  Permits.........................................................................................12

   Section 3.14  Environmental...................................................................................12

   Section 3.15  Brokers and Finders.............................................................................12

   Section 3.16  Affiliate Transactions..........................................................................13

   Section 3.17  Intellectual Property...........................................................................13

   Section 3.18  Material Contracts..............................................................................14

   Section 3.19  Real Property...................................................................................16

   Section 3.20  Accounts Payable and Inventory..................................................................16

   Section 3.21  Accounts Receivable.............................................................................16

   Section 3.22  Major Suppliers and Customers...................................................................17

   Section 3.23  Personnel.......................................................................................17
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   Section 3.24  Assets..........................................................................................17

   Section 3.25  Insurance.......................................................................................17

   Section 3.26  Minute Books....................................................................................18

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BUYER..............................................................18


   Section 4.1  Corporate Organization; Foreign Qualification....................................................18

   Section 4.2  Corporate Authorization..........................................................................18

   Section 4.3  Noncontravention; Approvals and Consents.........................................................18

   Section 4.4  Brokers and Finders..............................................................................19

   Section 4.5  Investment Intent................................................................................19

ARTICLE V  CLOSING...............................................................................................19


   Section 5.1  Closing..........................................................................................19

   Section 5.2  Deliveries of Bobcat, CuddCo and Holders.........................................................19

   Section 5.3  Deliveries of the Buyer..........................................................................21

ARTICLE VI  SURVIVAL AND INDEMNITY...............................................................................21


   Section 6.1  Survival of Representations and Warranties.......................................................21

   Section 6.2  Indemnification by the Holders...................................................................22

   Section 6.3  Indemnification by the Buyer.....................................................................22

   Section 6.4  Defense of Claims................................................................................22

   Section 6.5  Indemnification Deductible.......................................................................23

   Section 6.6  Limitations on Indemnification...................................................................23

   Section 6.7  Other Matters Pertaining to Indemnification......................................................23

ARTICLE VII  MISCELLANEOUS.......................................................................................24


   Section 7.1  Notices..........................................................................................24

   Section 7.2  Fees and Expenses................................................................................25

   Section 7.3  Officers' and Directors' Insurance...............................................................26

   Section 7.4  Amendments; No Waivers...........................................................................26

   Section 7.5  Further Assurances...............................................................................26

   Section 7.6  Successors and Assigns...........................................................................28

   Section 7.7  Counterparts; Effectiveness......................................................................28
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   Section 7.8  Third Party Beneficiaries........................................................................28

   Section 7.9  Governing Law....................................................................................28

   Section 7.10  Jurisdiction....................................................................................28

   Section 7.11  Entire Agreement................................................................................28

   Section 7.12  Authorship......................................................................................29

   Section 7.13  Severability....................................................................................29

   Section 7.14  Headings; Construction..........................................................................29

   Section 7.15  Ordinary Course Bonuses.........................................................................29

Annex I  Glossary.......................................................................................Annex I - 1
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                               PURCHASE AGREEMENT

         This PURCHASE AGREEMENT (this "Agreement") is made and entered into this 16th day of December, 2005 (the "Effective Date"), by and among Bobcat Pressure Control, Inc., an Oklahoma corporation ("Bobcat"), Bobby Joe Cudd Company, an Oklahoma corporation ("CuddCo"), Bobby Joe Cudd ("Cudd"), Bill Benedick ("Benedick"), Steve Johnston ("Johnston"), and Petro Capital I, L.P., a Texas limited partnership ("Petro"), and Black Warrior Wireline Corp., a Delaware corporation (the "Buyer"). Cudd, Benedick, Johnston and Petro are collectively referred to herein as the "Holders."

                             PRELIMINARY STATEMENTS

         A. Holders own all of the Equity Interests (as hereafter defined) of Bobcat.

         B. Bobcat holds all of the Equity Interests of CuddCo.

         C. Holders, Bobcat and Buyer have heretofore entered into that certain letter agreement dated September 19, 2005 (the "LOI").

         D. Holders desire to sell to Buyer, and Buyer desires to purchase from Holders, all of the Equity Interests (as hereafter defined) of Bobcat (which owns all of the capital stock of CuddCo).

         E. Concurrent with the execution and delivery of this Agreement, Bobby Joe Cudd and Steven Johnston as Co-Trustees under that certain Voting Trust Agreement dated November 22, 2004 (the "Voting Agreement") shall terminate and cancel the Voting Agreement.

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the preliminary statements above and of the mutual agreements, covenants, representations, and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree that the LOI is terminated and further agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Glossary attached hereto as Annex I.

                                   ARTICLE II
                          PURCHASE OF EQUITY INTERESTS

         Section 2.1 The Purchase. Buyer hereby purchases from Holders, and Holders hereby sell to Buyer, all of the Equity Interests in Bobcat for a purchase price of Fifty-One Million Five Hundred Thousand Dollars ($51,500,000) in cash, less the amount of Long Term Debt (as hereafter defined) (the "Consideration"). "Long Term Debt" means the combination of Long

PURCHASE AGREEMENT                                                             1

Term Debt and Current Maturities of Long Term Debt as set forth on the Company Balance Sheet (as hereafter defined) and as updated to Closing using the Company financial statements as of the end of the month immediately prior to Closing, plus any prepayment fees required to prepay all such indebtedness on the Closing Date. "Company Balance Sheet" means consolidated balance sheet for Bobcat Pressure Control, Inc. as of June 30, 2005 as audited by BKD, LLP ("BKD").

         Section 2.2 Payment of the Consideration. Schedule 2.2 lists the amount of the Consideration payable to each Holder. At the Closing, Buyer shall pay the Consideration to the Holders by wire transfer of immediately available funds in accordance with, and to the accounts designated on, Schedule 2.2.

         Section 2.3 Withholding Rights. For any Holder that does not supply the required Federal Tax Identification Number, Buyer shall be entitled to deduct and withhold from the Consideration otherwise payable hereunder to any Holder any amounts that Buyer is required to deduct and withhold with respect to payment under any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF HOLDERS

         Except as disclosed in the Schedules attached to this Agreement with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure Schedule relates, each of the Holders severally (and not jointly) represents and warrants to Buyer as set forth below:

         Section 3.1 Corporate Organization; Qualification; Subsidiaries of Bobcat. Bobcat is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Oklahoma, and has all corporate power and authority required to own, lease and operate its properties and to carry on its business as now conducted. Bobcat is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Bobcat has made available to Buyer true, complete and correct copies of its Certificate of Incorporation and its Bylaws, each as in effect as of the date hereof (respectively, the "Bobcat Charter" and "Bobcat Bylaws"). Bobcat has one wholly owned Subsidiary, namely CuddCo.

         Section 3.2 Corporate Organization; Qualification; Subsidiaries of CuddCo. CuddCo is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Oklahoma, and has all corporate power and authority required to own, lease and operate its properties and to carry on its business as now conducted. CuddCo is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. CuddCo has made available to Buyer true, complete and correct copies

PURCHASE AGREEMENT                                                             2

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of its Certificate of Incorporation and its Bylaws, each as in effect as of the date hereof (respectively, the "CuddCo Charter" and "CuddCo Bylaws"). CuddCo has no Subsidiaries.

         Section 3.3  Capitalization.

                  (a) The authorized capital stock of Bobcat consists solely of 212,625 shares of common stock, par value $0.01 per share, and 100,000 shares of preferred stock, par value $0.001 per share. As of the date hereof, (i) 100,000 shares of common stock are issued, of which 100,000 shares are outstanding and no shares are held by Bobcat in treasury,
         (ii) 109,951.71 shares of common stock are issuable upon the exercise of outstanding Warrants, none of which may be exercised for an amount less than $0.016 per share of common stock, and (iii) no shares of preferred stock are issued and outstanding. All of the issued and outstanding shares of capital stock of Bobcat have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive or similar rights.

                  (b) The authorized capital stock of the CuddCo consists solely of 1,000 shares of common stock, par value $1.00 per share, and no shares of preferred stock. As of the date hereof, (i) 1,000 shares of common stock are issued, of which 1,000 shares are outstanding and no shares are held by CuddCo in treasury, and (ii) no shares of preferred stock are issued and outstanding. All of the issued and outstanding shares of capital stock of CuddCo have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive or similar rights. All Equity Interests of CuddCo are held by Bobcat.

                  (c) Except as set forth in Section 3.3(a) and Section 3.3(b) and as contemplated by this Agreement, neither Bobcat nor CuddCo has issued any Equity Interests and there are no outstanding agreements or other obligations of Bobcat or CuddCo to issue, sell, repurchase, redeem or otherwise acquire any Equity Interests in Bobcat or CuddCo. Except for the Voting Agreement, there are no other shareholders agreements, voting trusts, proxies or similar agreements to which Bobcat or CuddCo, any holder of Equity Interests in Bobcat or CuddCo is a party or by which any of the Equity Interests in Bobcat or CuddCo are bound.

                  (d) Schedule 3.3(d) sets forth a complete and accurate list of all Equity Interests of Bobcat and CuddCo (including shares of stock and Warrants) as of the date hereof, which list sets forth the name of the holders thereof and, to the extent applicable, the exercise price, purchase price or conversion price thereof, the number of shares of stock subject thereto, the vesting period, exercise and expiration date thereof, and identifies the governing or granting agreement thereof.

         Section 3.4 Corporate Authorization. Bobcat and CuddCo have all corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. The execution, delivery and performance of this Agreement and the other transactions contemplated hereby, have been duly and validly authorized by the board of directors of each of Bobcat and CuddCo and no other corporate proceedings on the part of Bobcat or CuddCo are necessary to authorize or consummate this Agreement or the other

PURCHASE AGREEMENT                                                             3
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transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Bobcat and CuddCo, and (assuming the due authorization, execution and delivery hereof by the other parties) constitutes the legal, valid and binding obligation of Bobcat and CuddCo, enforceable against Bobcat and CuddCo in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and general principles of equity.

         Section 3.5  Noncontravention; Approvals and Consents.

                  (a) Except as set forth in Schedule 3.5(a), the execution, delivery and performance by Bobcat of this Agreement and the other transactions contemplated hereby, do not and will not contravene, conflict with, constitute a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration, loss of a material benefit under or result in the creation or imposition of any Lien upon any of the assets or properties of Bobcat or CuddCo under, any of the terms, conditions or provisions of (i)(A) the Bobcat Charter or the Bobcat Bylaws or (B) the CuddCo Charter or the CuddCo Bylaws, subject to the actions described in Section 3.5(b), (ii) any Laws binding upon or applicable to Bobcat or CuddCo or by which any of their respective assets or properties are bound, (iii) any Contract to which Bobcat or CuddCo is a party or by which any of their respective assets or properties are bound, or (iv) any Permit, excluding from the foregoing clauses (i), (ii) and (iii) contraventions, conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations, loss of benefits under and creations and impositions of Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (but not excluding any conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations or impositions of Liens under any Material Contract).

                  (b) Except as set forth in Schedule 3.5(b), no consent, waiver, approval or action of, filing with or notice to any Governmental Entity or Third Party is necessary or required under any of the terms, conditions or provisions of any Law or any Contract to which Bobcat or CuddCo are a party or by which any of their respective assets or properties are bound for the execution, delivery and performance by Bobcat or CuddCo of this Agreement and the other transactions contemplated hereby, excluding from the foregoing such consents, waivers, approvals, actions, filings and notices that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Affect (but not excluding any consents, approvals, actions, filings and notices necessary or required under any Material Contract).

         Section 3.6  Financial Statements; Absence of Undisclosed Liabilities.

                  (a) The audited consolidated financial statements for each of the three (3) years ended June 30, 2003, 2004 and 2005 (attached hereto as Schedules 3.6(a)(1), 3.6(a)(2) and 3.6(a)(3), respectively) (the "Audited Financial Statements") and unaudited

PURCHASE AGREEMENT                                                             4
         interim consolidated financial statements for the three (3) months ended September 30, 2005 (attached hereto as Schedule 3.6(a)(4)) (the "Unaudited Financial Statements") of Bobcat and CuddCo (including the notes thereto) (i) were prepared in accordance with GAAP consistently applied throughout the periods involved (except as may be indicated therein or in the notes thereto) and (ii) fairly present the financial position of Bobcat as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended (except, in the case of the Unaudited Financial Statements, for normal year-end adjustments and the absence of footnotes). True and correct copies of the Audited Financial Statements and Unaudited Financial Statements have been delivered to Buyer.

                  (b) Except as set forth in Schedule 3.6(b), there are no liabilities or obligations of Bobcat or CuddCo of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such liabilities or obligations, other than (i) liabilities or obligations disclosed, provided for or reserved against in the Bobcat Balance Sheet or disclosed in the notes thereto, or (ii) liabilities or obligations incurred after the Balance Sheet Date in the Ordinary Course.

         Section 3.7 Absence of Certain Changes. Since June 30, 2005, except as set forth in Schedule 3.7, Bobcat and CuddCo each has conducted its respective businesses in the Ordinary Course and there has been no event, occurrence or development, that individually or in the aggregate, constitutes or would be reasonably expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since June 30, 2005, except as set forth in
Schedule 3.7 and except as contemplated by this Agreement, there has not been:

                           (i) any amendment or change in the Bobcat Charter or
                  Bobcat Bylaws;

                           (ii) any amendment or change in the CuddCo Charter or
                  CuddCo Bylaws;

                           (iii) any material change by Bobcat or CuddCo in each
                  of their respective accounting methods, principles or practices;

                           (iv) any material Tax election, any change in method
                  of accounting with respect to Taxes or any compromise or settlement of any proceeding with respect to any material Tax liability;

                           (v) any declaration, setting aside or payment of any
                  dividend or distribution (whether in cash, stock or property) or capital return in respect of any Equity Interest or any redemption, purchase or other acquisition of any Equity Interests in either Bobcat or CuddCo, or any amendment of any material term of any Equity Interest;

                           (vi) any sale, assignment, transfer, lease or other
                  disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the assets of the Company or CuddCo other than in the Ordinary Course;

PURCHASE AGREEMENT                                                             5

                           (vii) any acquisition (by merger, consolidation, or
                  acquisition of stock or assets) by Bobcat or CuddCo of any corporation, partnership or other business organization or division thereof or any Equity Interest therein for consideration, or any loan or advance to any Person;

                           (viii) any incurrence of, guarantee with respect to,
                  or provision of credit support for, any indebtedness by Bobcat or CuddCo any creation or assumption by Bobcat or CuddCo of any Lien on any material asset;

                           (ix) (A) any employment, deferred compensation,
                  severance or similar agreement entered into or amended by Bobcat or CuddCo and any employee, (B) any increase in the compensation payable or to become payable by Bobcat or CuddCo to any of their respective directors or officers or generally applicable to all or any category of Bobcat's or CuddCo's employees, (C) except in the Ordinary Course, any increase in the coverage or benefits available under any vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of the directors of officers of Bobcat or CuddCo or generally applicable to all or any category of Bobcat's or CuddCo's employees or (D) severance pay arrangements made to, for or with such directors, officers or employees other than, in the case of clauses (B) and (C) of this Section 3.7(ix) and only with respect to employees who are not officers or directors of Bobcat or CuddCo, increases in the Ordinary Course and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of Bobcat or CuddCo;

                           (x) any loan, advance or capital contribution made by
                  Bobcat or CuddCo to, or investment in, any Person other than loans, advances or capital contributions, or investments of Bobcat or CuddCo made in the Ordinary Course;

                           (xi) any waiver, direct or indirect, by Bobcat or
                  CuddCo of (A) any right or rights of material value or (B) any payment of any material debt, liability or other obligation, except for waivers made in the Ordinary Course;

                           (xii) any payment, loan or advance of any amount to
                  or in respect of, or the sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement, or transaction with or on behalf of, any officer or director of Bobcat or CuddCo or any Affiliate of Bobcat or CuddCo or a Holder, or any business or entity in which Bobcat or CuddCo or any Affiliate of Bobcat or CuddCo has any material, direct or indirect, interest, except payment of directors' fees and compensation to the officers and employees of Bobcat or CuddCo in the Ordinary Course, advancement or reimbursement of expenses in the Ordinary Course and rent paid on real estate pursuant to the Leases (as hereafter defined);

                           (xiii) any issuance, sale or disposition of any
                  capital stock or other Equity Interest in Bobcat or CuddCo or issuance or grant of any options, warrants

PURCHASE AGREEMENT                                                             6
                  or other rights to purchase any such capital stock or Equity Interest or any securities convertible into or exchangeable for such capital stock or Equity Interest or any other change in the issued and outstanding capitalization of Bobcat or CuddCo;

                           (xiv) any amendment, alteration or modification in
                  the terms of any currently outstanding options, warrants or other rights to purchase any capital stock or Equity Interest in Bobcat or CuddCo or any securities convertible into or exchangeable for such capital stock or Equity Interest, including, without limitation, any reduction in the exercise or conversion price of any such rights or securities, any change to the vesting or acceleration terms of any such rights or securities, or any change to terms relating to the grant of any such rights or securities;

                           (xv) any capital expenditures in excess of $100,000;

                           (xvi) any amendment, alteration or modification in
                  the terms of any currently outstanding Leases; or

                           (xvii) any amendment, alteration or modification in
                  the terms of any currently outstanding loans, including, without limitation, any increase in the interest rate, or any change to the payment terms; or

                           (xviii) any amendment, alteration or modification in
                  the terms of any currently outstanding contracts or agreements with any Affiliate; or

                           (xix) any agreement to take any of the actions
                  specified in this Section 3.7, except for this Agreement.

         Section 3.8 Litigation. All actions, suits, claims, investigations, arbitrations or proceedings pending, or to the Knowledge of Bobcat or CuddCo threatened, against Bobcat or CuddCo or any of their respective assets or properties before any arbitrator or Governmental Entity and a description thereof are set forth in Schedule 3.8. There is no action, suit, claim, investigation, arbitration or proceeding pending, or to the Knowledge of Bobcat or CuddCo threatened, against Bobcat or CuddCo or any of their respective assets or properties before any arbitrator or Governmental Entity that has had, or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, and to the Knowledge of Bobcat and CuddCo, there is no basis for any such action, suit, claim, investigation, arbitration or proceeding. Except as set forth in Schedule 3.8, neither Bobcat nor CuddCo nor any officer, director or employee of either has been permanently or temporarily enjoined by any order, judgment or decree of any Governmental Entity from engaging in or continuing any conduct or practice in connection with the business or assets of Bobcat or CuddCo nor, to the Knowledge of Bobcat nor CuddCo, is Bobcat or CuddCo or any of their respective officers, directors or employees under any investigation related to Bobcat's or CuddCo's business by any Governmental Entity.

         Section 3.9 Taxes. Except as set forth in Schedule 3.9, (i) to the Knowledge of Bobcat or CuddCo, all Tax returns, statements, reports and forms (collectively, the "Returns") required

PURCHASE AGREEMENT                                                             7
to be filed with any taxing authority by, or with respect to, Bobcat or CuddCo have been timely filed in accordance with all applicable Laws and Bobcat's and CuddCo's Returns are true, complete and correct in all material respects; (ii) Bobcat and CuddCo have timely paid all Taxes due and payable, with the potential exception of taxes totaling in the aggregate not more than $50,000; (iii) Bobcat and CuddCo have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party; (iv) there is no action, suit, proceeding, audit or claim now proposed or, to the Knowledge of Bobcat or CuddCo, pending against Bobcat or CuddCo in respect of any Taxes; (v) neither Bobcat nor CuddCo are a party to, bound by or obligated under, any Tax sharing, allocation or indemnity agreement or similar Contract or arrangement or any Contract that obligates Bobcat or CuddCo to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person;
(vi) there are no Liens with respect to Taxes on any of the assets or properties of Bobcat or CuddCo; (vii) neither Bobcat nor CuddCo (A) have, and have never been, a member of an affiliated, consolidated, combined or unitary group, other than one of which Bobcat was the common parent and (B) do not have any liability for the Taxes of any Person (other than Bobcat or CuddCo, respectively) under Treasury Regulation section 1.1502-6 (or any similar provision of Law), or as a transferee or successor, by Contract or otherwise; (viii) no consent under former section 341(f) of the Code has been filed with respect to either Bobcat or CuddCo; (ix) neither Bobcat nor CuddCo have entered into any closing agreement pursuant to section 7121 of the Code (or any similar provision of Law); (x) neither Bobcat nor CuddCo have agreed to make and are not required to make any adjustment under section 481(a) of the Code (or any similar provision of Law) by reason of a change in accounting method or otherwise; (xi) no waivers of statutes of limitation with respect to any Returns have been given by or requested from Bobcat or CuddCo that remains outstanding and there are no outstanding powers of attorney with respect to any Tax; (xii) all deficiencies asserted or assessments made as a result of any examinations of Bobcat or CuddCo have been fully paid or are being actively contested and an adequate reserve therefor has been established in accordance with GAAP and is fully reflected in the balance sheets dated June 30, 2005; (xiii) neither Bobcat nor CuddCo have received written notice from any Governmental Entity in a jurisdiction in which either Bobcat or CuddCo did not file a Tax return stating that they are or may be subject to taxation by that jurisdiction; (xiv) none of the assets of either Bobcat or CuddCo are property required to be treated as being owned by any other Person pursuant to the "safe harbor lease" provisions of former section 168(f)(8) of the Code; (xv) none of the assets of Bobcat or CuddCo directly or indirectly secures any debt the interest on which is tax-exempt under section 103(a) of the Code; (xvi) none of the assets of Bobcat or CuddCo are "tax-exempt use property" (within the meaning of section 168(h) of the Code) or "tax exempt bond financed property" (within the meaning of section 168(g) of the Code);
(xvii) no debt obligation of either Bobcat or CuddCo constitutes "corporate acquisition indebtedness" (within the meaning of section 279(b) of the Code); (xviii) no issue has arisen in any audit or examination of Bobcat or CuddCo for any Tax matter by any Governmental Entity that, if raised after the Closing and upheld, would result in a deficiency or a reduction in Bobcat's or CuddCo's net operating loss carryovers; (xix) the Company has disclosed on its federal Company Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax (within the meaning of section 6662 of the Code).

PURCHASE AGREEMENT                                                             8

         Section 3.10      Employee Benefits.

                  (a) Except as set forth in Schedule 3.10(a), the Company does not maintain, administer, sponsor or otherwise have any liability with respect to (i) any "employee benefit plan", as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) any other plan, program, policy or arrangement (written or oral) whether or not subject to ERISA (including any funding mechanism therefor now in effect or required) providing for retirement, bonuses or other incentive compensation, profit-sharing, stock option, stock purchase, restricted stock, stock unit, other stock related rights, deferred compensation, vacation, health or medical benefits, life insurance, disability benefits, cafeteria (section 125), workers' compensation, supplemental unemployment benefits, severance benefits, salary continuation, leave of absence or other fringe benefits, or
         (iii) employment, consulting, termination, retention, severance, or change of control agreement or arrangement, in each case which covers any current or former employee or director of the Company. The items required to be listed in Schedule 3.10(a) are referred to collectively herein as the "Company Employee Plans."

                  (b) The Company has delivered to Buyer current, accurate and complete copies of the following documents with respect to each Company Employee Plan(as applicable) (i) any plans and related trust documents, insurance contracts or other funding arrangements and all amendments thereto, (ii) the most recent summary plan description and summary of material modification, and (iii) for the two most recent plan years (A) the Forms 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

                  (c) None of the Company Employee Plans is subject to title IV of ERISA or section 412 of the Code Neither the Company nor any ERISA Affiliate has ever had any liability (whether absolute or contingent) under title IV of ERISA or under section 412 of the Code. An "ERISA Affiliate" means any Person that would be treated as a single employer with the Company under section 414(b), (c), (m) or (o) of the Code.

                  (d) Each Company Employee Plan that is intended to be qualified under section 401(a) of the Code has received one or more determination letters from the Internal Revenue Service that said Plan is qualified and has been qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from Tax pursuant to section 501(a) of the Code, and to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. The Company has furnished to Buyer true, complete and correct copies of the most recent Internal Revenue Service determination letter with respect to each Company Employee Plan.

                  (e) Each Company Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable Laws, including ERISA and the Code. All amendments and actions to bring each of the Company Employee Plans into conformity with the applicable provisions of ERISA, the Code and other applicable Laws have been made or taken except to the extent that such

PURCHASE AGREEMENT                                                             9
         amendments or actions are not required by Law to be made or taken until a date after the Closing Date and are disclosed in Schedule 3.10(d). Nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any Company Employee Plan has occurred that will make the Company or any officer or director of the Company subject to any material liability under title I of ERISA or liable for any material Tax pursuant to section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof).

                  (f) Except as set forth in Schedule 3.10(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with any other event, (i) result in any payment becoming due to any present or former employee of the Company, (ii) increase any benefits otherwise payable under any Company Employee Plan, or (iii) result in the acceleration of the time of payment or vesting of any such payment or benefit. There is no Contract, Company Employee Plan or other arrangement covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of sections 162(m) or 280G of the Code.

                  (g) Except as set forth in Schedule 3.10(g), there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Company Employee Plan that would increase the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the year ended June 30, 2005.

                  (h) The Company has no, and has never had any, obligation or liability (contingent or otherwise) with respect to any retiree health insurance, life insurance or other welfare benefits under any Company Employee Plan, other than as mandated by section 4980B of the Code or under applicable Law and at the expense of the participant or the participant's beneficiary. Each Company Employee Plan may be amended or terminated in accordance with the amendment or termination provisions of said Plan without incurring any liability thereunder to the Company.

                  (i) No Company Employee Plan is under audit or is the subject of an audit or investigation by the Internal Revenue Service, the Department of Labor or any other Governmental Entity, nor, to the Knowledge of the Company, is any such audit or investigation pending. No actions, suits, termination proceedings or claims (other than routine claims for benefits in the Ordinary Course) are pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan, the assets of any Company Employee Plan, or the plan administrator or any fiduciary of any Company Employee Plan with respect to the operation of such plan, and to the Knowledge of the Company, there are no facts or circumstances existing that could reasonably be expected to give rise to any such actions, suits, termination proceedings or claims.

PURCHASE AGREEMENT                                                            10

         Section 3.11      Labor Matters.

                  (a) The Company is not a party to any labor or collective bargaining agreement, and no employees of the Company are represented by any labor or similar organization. Within the preceding three years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending, or to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the preceding three years there have been no organizing activities involving the Company in respect of any group of employees of the Company.

                  (b) There are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances or other labor disputes pending, or to the Knowledge of the Company threatened, against or involving the Company. There are no unfair labor practice charges, grievances or complaints pending, or to the Knowledge of the Company threatened, by or on behalf of any employee or group of employees of the Company, and, to the Knowledge of the Company, there is no basis for any such charges, grievances or complaints.

                  (c) There are no charges, grievances, complaints or claims against the Company pending or, to the Knowledge of the Company, threatened to be brought or filed with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any Person by the Company, and, to the Knowledge of the Company, there is no basis for any such charges, grievances, complaints or claims.

                  (d) To the Knowledge of the Company, all employees of the Company possess all applicable passports, visas, permits and other authorizations required by all applicable immigration or similar Laws to be employed by and to perform services for and on behalf of the Company. The Company has complied in all material respects with all applicable immigration and similar Laws.

                  (e) Except as set forth in Schedule 3.11(e), the Company does not employ any leased employees or independent contractors with respect to the business of the Company.

         Section 3.12 Compliance with Laws. The Company is not in material violation of, and has not materially violated, any applicable provisions of any Laws. The Company has not received written notice of and, to the Knowledge of the Company, the Company is not being investigated with respect to, and has not been threatened to be charged with or given notice of, any material violation of any applicable Law. To the Knowledge of the Company, none of the Company or any directors, officers, agents or employees of the Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

PURCHASE AGREEMENT                                                            11

         Section 3.13 Permits. Except as set forth in Schedule 3.13-1 (or as set forth in Schedule 3.14 with respect to Environmental Permits), the Company has, maintains in full force and effect, and is in material compliance with, all Permits required by the Company to own, lease and operate its properties and to carry on its businesses as currently conducted. Schedule 3.13-2 sets forth all actions, proceedings or investigations, pending, or to the Knowledge of the Company, threatened against the Company that could be reasonably be expected to result in the suspension, loss or revocation of any Permit.

         Section 3.14      Environmental.  Except as set forth in Schedule 3.14:

                  (a) to the Knowledge of the Company, the Company is and has been in compliance with all Environmental Laws and the Company has, maintains in full force and effect, and is in compliance with, all Environmental Permits for the Company to own, lease and operate its properties and to carry on its businesses as currently conducted, except where the failure to so comply with Environmental Laws or to obtain and comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $50,000, and all such Environmental Permits held by the Company are valid, uncontested and in good standing;

                  (b) to the Knowledge of the Company, the Real Property is, and any real property previously owned, leased or operated by the Company, any predecessor, or any company or business acquired by the Company was during the period of the Company's or any predecessor's ownership, tenancy or operation thereof, free of contamination by Hazardous Substances that could reasonably be expected to result in Environmental Liabilities in excess of $50,000;

                  (c) there are no investigations, claims or proceedings pending or, to the Knowledge of the Company, threatened against the Company, any Real Property, or to the Knowledge of the Company any real property previously owned, leased or used by or for the Company, any predecessor, or any company or business acquired by the Company, with respect to violations of or potential liability under Environmental Laws or Environmental Permits;

                  (d) neither the Company nor any predecessor has entered into or assumed by contract or operation of law or otherwise, any material obligation, liability, order, settlement, judgment or decree relating to or arising under Environmental Laws; and

                  (e) the Company has provided to Buyer copies of all material existing environmental reports, reviews and audits in the Company's possession and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to the Company, any predecessor or any company or business acquired by the Company.

         Section 3.15 Brokers and Finders. Except for an agreement between Bobcat and Petro Capital Advisors, LLC ("PCA") providing for compensation to PCA, the responsibility for payment of which is provided in Section 7.2, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of,

PURCHASE AGREEMENT                                                            12

Bobcat or CuddCo that might be entitled to any fee or commission from Bobcat, CuddCo or Buyer or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

         Section 3.16 Affiliate Transactions. Except as set forth in Schedule 3.16, and except for employment agreements with officers of the Company set forth in Schedule 3.18(a)(viii), other than for notes and Warrants held by Affiliates set forth in Schedule 3.16, and except for the Leases (as hereafter defined) as set forth on Schedule 3.16, there are no Contracts with any (i) present or former officer or director of Bobcat or CuddCo or any of their immediate family members, (ii) record or beneficial owner of five percent or more of any voting securities of Bobcat or CuddCo or (iii) Affiliate of Bobcat, CuddCo or any Holder.

         Section 3.17      Intellectual Property.

                  (a) Schedule 3.17(a) sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and domain names owned or filed by Bobcat or CuddCo, and all unregistered Marks owned or used by Bobcat or CuddCo.. Schedule 3.17(a) lists the record owner of each such item of Intellectual Property and the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which each such application for issuance or registration of such item of Intellectual Property has been filed.

                  (b) Except as set forth in Schedule 3.17(b), to their Knowledge, Bobcat and CuddCo each have all right, title and interest in, or a valid, binding and continuing license to use, all Intellectual Property used in their respective businesses as currently conducted, free and clear of all Liens or obligations to others (other than as provided in the license for such item). The Intellectual Property owned by or licensed to Bobcat or CuddCo includes all of the Intellectual Property necessary to enable Bobcat or CuddCo to conduct their respective businesses in all material respects in the manner in which such business is currently being conducted.

                  (c) The current development, manufacture, reproduction, use, license, marketing, importation, exportation, offer for sale or sale of the products or services of Bobcat or CuddCo and the current business practices and methods of Bobcat or CuddCo do not, to the Knowledge of Bobcat or CuddCo, infringe, violate or constitute an unauthorized use or misappropriation of any Intellectual Property of any Person. To the Knowledge of Bobcat and CuddCo, no Person is infringing, misappropriating or violating any Intellectual Property owned by or exclusively licensed to either Bobcat or CuddCo, and no such claims have been made against any Person by either Bobcat or CuddCo.

                  (d) To the Knowledge of Bobcat and CuddCo, no claims have been asserted or threatened against either Bobcat or CuddCo by any Person challenging Bobcat's or CuddCo's ownership or use of any such Intellectual Property or the validity, effectiveness or enforceability of any such Intellectual Property.

PURCHASE AGREEMENT                                                            13

                  (e) No material Trade Secret of Bobcat or CuddCo has been authorized to be disclosed or, to the Knowledge of Bobcat or CuddCo, has been actually disclosed by Bobcat or CuddCo to any employee or any other Person other than pursuant to a written non-disclosure agreement including restrictions on the disclosure and use of such Trade Secrets. Bobcat and CuddCo have taken reasonable security measures (as determined by the industry in which Bobcat and CuddCo operate) to protect the secrecy and confidentiality of all material Trade Secrets of Bobcat or CuddCo.

                  (f) There are no orders, judgments, decrees, writs, rulings, arbitration awards, settlement agreements or stipulations to which Bobcat or CuddCo are a party or by which Bobcat or CuddCo are bound that restrict their rights to use any Intellectual Property used by either Bobcat or CuddCo in the operation of their respective businesses as currently conducted.

                  (g) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Buyer's right to own or use any Intellectual Property used in the business of Bobcat or CuddCo as currently conducted.

         Section 3.18      Material Contracts.

                  (a) Schedule 3.18 sets forth a true, complete and correct list of the following Contracts to which the Company is a party or by which its assets or properties is bound (collectively, the "Material Contracts"):

                           (i) Contracts the performance of which could
                  reasonably be expected to require net payments by or receipts to the Company in excess of $100,000 in any calendar year (excluding employee compensation arrangements);

                           (ii) Contracts providing for any future contingent
                  payment by the Company in excess of $100,000;

                           (iii) Contracts with any Major Customer or Major
                  Supplier;

                           (iv) Contracts containing covenants limiting the
                  freedom of the Company or any Affiliate of the Company (including Buyer and its Affiliates after Closing) to negotiate and enter into this Agreement, engage in any line of business or compete with any Person, in any product line or line of business, or operate at any location;

                           (v) Contracts or other instruments providing for the
                  borrowing or lending of money, in an amount in excess of $100,000, whether as borrower, lender or guarantor;

                           (vi) Contracts relating to joint ventures, alliances,
                  partnerships, or joint development or similar arrangements with any Third Party;

                           (vii) Contracts, consent, royalty or similar
                  agreements relating to Intellectual Property;

PURCHASE AGREEMENT                                                            14

                           (viii) Contracts with current or former officers,
                  directors, consultants, independent contractors or agents for employment, and all severance, change in control or similar arrangements with any current or former directors, officers, employees, consultants, independent contractors or agents that will result in any obligation (absolute or contingent) of the Company to make any payment to any current or former directors, officers, employees, consultants, independent contractors or agents following either the consummation of the transactions contemplated hereby, termination of employment (or the relevant relationship), or both;

                           (ix) Contracts with any Governmental Entity that have
                  a remaining term in excess of ninety days or are not cancelable (without material penalty, cost or other liability) within ninety days;

                           (x) Contacts relating to any material Permits;

                           (xi) Contracts relating to the Real Property;

                           (xii) Contracts or commitments in which the Company
                  has granted manufacturing rights or exclusive marketing rights relating to any product or service, any group of products or services or any territory;

                           (xiii) Contracts for the acquisition or sale,
                  directly or indirectly (by merger or otherwise) of assets (whether tangible or intangible, other than inventory sold in the Ordinary Course) or the capital stock of another Person; or

                           (xiv) Contracts relating to the capital stock or
                  other ownership in assets of another Person, including Contracts containing voting, management, change of control, or transfer provisions related to such capital stock or other assets.

                           (xv) Agreements calling for bonuses paid to any
                  Holder, or to Gary Keim, at any time after June 30, 2005 or for any services performed prior to the Effective Date.

                  (b) True, complete and correct copies of the written Material Contracts and descriptions of oral Material Contracts, if any, have been delivered to Buyer. Each of the Material Contracts is a valid and binding obligation of the Company and, to the Knowledge of the Company, enforceable against the Company and the other parties thereto, in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and general principles of equity. Except for the consummation of the transactions contemplated hereby, no event has occurred that would, on notice or lapse of time or both, entitle the holder of any indebtedness issued pursuant to a Material Contract to accelerate, or that does accelerate, the maturity of any such indebtedness.

                  (c) The Company has not received any notice from any Third Party alleging that the Company is, or, to the Knowledge of the Company, no Third Party is, in breach, default or violation (each a "Default") (and no event has occurred or not occurred through

PURCHASE AGREEMENT                                                            15
         the Company's inaction or, to the Knowledge of the Company, through the action or inaction of any Third Parties, which with notice or the lapse of time or both would constitute a Default) of any term, condition or provision of any Material Contract.

                  (d) The Company has not received written notice of the termination of, or intent to terminate or otherwise fail to fully perform any Material Contract and otherwise has no reason to believe or not believe that the parties to any Material Contract will not fulfill their obligations thereunder in all material respects.

         Section 3.19 Real Property. Schedule 3.19 sets forth each parcel of real property owned, leased or used by the Company (the "Real Property").
Schedule 3.19 also sets forth a true and complete copy of each real estate lease to which the Company is a party for the locations used by the Company in its business (the "Leases"). The Company has a valid leasehold interest in the Leases, free and clear of all Liens other than (i) Liens that do not, individually or in the aggregate, materially impair the conduct by the Company of its business thereon or materially detract from the value thereof, (ii) Liens for Taxes accrued but not yet payable, and (iii) Liens that secure obligations of the Company under the Credit Agreement. The use of the Real Property by the Company in its businesses as presently conducted conforms in all material respects with applicable zoning Laws, regulations and Permits. The Company enjoys peaceful and undisturbed possession under the Leases for all Real Property that is leased by the Company.

         Section 3.20 Accounts Payable and Inventory. All accounts payable reflected on the Company Balance Sheet and the unaudited consolidated balance sheet of the Company as of September 30, 2005 (the "Sept. 30 Balance Sheet") represent accounts payable for products and services purchased in the Ordinary Course. All inventory of the Company reflected on the Company Balance Sheet and the Sept. 30 Balance Sheet consisted, as of such dates, of a quality and quantity usable and salable in the Ordinary Course. Since each of the Balance Sheet Date and September 30, 2005, respectively, the Company has (i) only incurred accounts payable and other current liabilities in the Ordinary Course and has discharged its accounts payable and other current liabilities in accordance with past practice and (ii) purchased and maintained inventory in an amount that it reasonably believes to be appropriate for normal requirements of its business and current business conditions consistent with past practices. The inventories of the Company set forth in the June 30, 2005 balance sheet were determined by quarterly physical count and, to the Company's knowledge, were valued at the lower of historic cost or market and properly stated therein in accordance with GAAP consistently applied. Adequate reserves have been reflected in the Sept. 30 Balance Sheet for obsolete, excess, damaged, slow-moving, or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. The inventories of the Company constitute sufficient quantities for the normal operation of business in accordance with past practice. Schedule 3.20 sets forth an aging schedule of the Company's accounts payable as of September 30, 2005.

         Section 3.21 Accounts Receivable. The accounts and notes receivable reflected on the Company Balance Sheet and the September, 30 Balance Sheet, and all accounts or notes receivable arising since September 30, 2005 represent bona fide claims of the Company against customers for sales made, services performed or other charges or valid consideration arising on

PURCHASE AGREEMENT                                                            16
or before the date thereof in the Ordinary Course and require no additional material performance by the Company to render them valid. Any applicable reserves for returns or doubtful accounts have been reflected in the Sept. 30 Balance Sheet, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. Except as set forth in Schedule 3.21, the Company has no accounts or loans receivable from any Affiliate of the Company or from any director, officer, shareholder or employee of the Company, except for advances for business expenses incurred in the Ordinary Course and not in excess of $5,000. None of the accounts or the notes receivable of the Company are subject to any right of setoff or counterclaims. Schedule 3.21 sets forth an aging schedule of the Company's accounts receivable as of September 30, 2005.

         Section 3.22 Major Suppliers and Customers. Set forth in Schedule 3.22-1 is a list of the 20 largest suppliers and service providers to the Company based on the dollar value of materials or services purchased by the Company during the year ended June 30, 2004 and the year ended June 30, 2005 (collectively, the "Major Suppliers"). Set forth in Schedule 3.22-2 is a list of the 20 largest customers of the Company based on the dollar value of revenue generated by such customers for each of the year ended June 30, 2004 and the year ended June 30, 2005 (collectively, the "Major Customers"). There has not been, nor as a result of the transactions contemplated by this Agreement is there reasonably anticipated to be, any change in relations with any Major Customer.

         Section 3.23      Personnel.

                  (a) Set forth in Schedule 3.23(a) is a list setting forth: (i) the name of each officer of Bobcat, specifying the title of such officer and the annual salary, bonus, and other compensation that such officer is currently entitled to receive and (ii) the name of each director of Bobcat.

                  (b) Set forth in Schedule 3.23(b) is a list setting forth: (i) the name of each officer of CuddCo, specifying the title of such officer and the annual salary, bonus, and other compensation that such officer is currently entitled to receive and (ii) the name of each director of CuddCo.

         Section 3.24 Assets. Schedule 3.24 includes a complete list of the assets and properties owned, leased or licensed by the Company. Except as set forth in Schedule 3.24, the Company has good and marketable title to or a valid leasehold estate in, free and clear of any Liens, all personal properties and assets reflected on the Company Balance Sheet at the Balance Sheet Date (except for properties or assets subsequently sold in the Ordinary Course).

         Section 3.25 Insurance. Schedule 3.25 contains a true, complete and correct list of all insurance policies of the Company (the "Insurance Policies"), specifying the insurer, coverage, deductible, and term of each Insurance Policy. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. To the Knowledge of the Company, none of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company has complied in all material respects with the provisions of each Insurance Policy. To the Knowledge of the Company, no insurer under any Insurance Policy has

PURCHASE AGREEMENT                                                            17
canceled or generally disclaimed liability under any such policy or, indicated any intent to do so or not to renew any such policy. All claims under the Insurance Policies have been filed in a timely fashion. Since March 20, 2003, there have been no gaps in insurance coverage of the Company.

         Section 3.26 Minute Books. The minute books of Bobcat and CuddCo accurately reflect in all respects all material actions taken by written consent or resolution and meetings held on or after March 20, 2003, by the respective stockholders, boards of directors and committees of each of them. The stock record books of Bobcat and CuddCo accurately reflect in all material respects all transactions in Bobcat's or CuddCo's capital stock of all classes. True, correct and complete copies of the minute books and stock record books of Bobcat and CuddCo have been delivered to Buyer prior to the date hereof.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Bobcat, CuddCo and the Holders that:

         Section 4.1 Corporate Organization; Foreign Qualification. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite power and authority required to own, lease and operate its properties and to carry on its business as now conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary. Buyer has heretofore provided to Bobcat and CuddCo the Buyer's complete and correct copies of its certificate of incorporation and by-laws (or other organizational documents) as in effect on the Closing Date.

         Section 4.2 Corporate Authorization. Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the other transactions contemplated hereby have been duly and validly authorized by the board of directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize or consummate this Agreement or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer, and (assuming the due authorization, execution and delivery hereof by the other parties) constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and of general principles of equity.

         Section 4.3       Noncontravention; Approvals and Consents.

                  (a) The execution, delivery and performance by Buyer of this Agreement and the other transactions contemplated hereby do not and will not contravene, conflict with, constitute a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration, loss of a material

PURCHASE AGREEMENT                                                            18
         benefit under or result in the creation or imposition of any Lien upon any of the assets or properties of Buyer under, any of the terms, conditions or provisions of (i) the certificate of incorporation or bylaws of Buyer, or (ii) (A) any Laws binding upon or applicable to Buyer or by which any of their assets or properties are bound, (B) any Contract to which Buyer is a party or by which any of their assets or properties are bound, or (C) any Permit, excluding from the foregoing clauses (A) and (B) contraventions, conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations and impositions of Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                  (b) No consent, waiver, approval or action of, filing with or notice to any Governmental Entity or Third Party is necessary or required under any of the terms, conditions or provisions of any Law or any Contract to which Buyer is a party or by which any of its assets or properties are bound for the execution, delivery and performance by Buyer of this Agreement and the other transactions contemplated hereby, excluding from the foregoing such consents, waivers, approvals, actions, filings and notices that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Affect.

         Section 4.4 Brokers and Finders. Except for an agreement between Buyer and Simmons & Company International ("SCI") providing for compensation to SCI for which Buyer will be solely responsible, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, Buyer that might be entitled to any fee or commission from Buyer, Bobcat, CuddCo, the Holders or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

         Section 4.5 Investment Intent. Buyer is acquiring the Equity Interests for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended.

                                    ARTICLE V
                                     CLOSING

         Section 5.1 Closing. Closing of the transactions contemplated hereby shall be held at the offices of [King & Spalding, Atlanta, Georgia] (or such other place as agreed by the parties) on the date of this Agreement (the "Closing Date").

         Section 5.2 Deliveries of Bobcat, CuddCo and Holders. At the Closing, Bobcat, CuddCo and the Holders shall deliver or cause to be delivered to the
Buyer:

                  (a) The original of all documents evidencing the Equity Interests, together with endorsements or assignments transferring ownership to Buyer;

                  (b) a mutually acceptable employment agreement with Buyer, executed by each of, Bill Benedick, Kelly Miller, Cliff Delozier, Paul Raby, Paul Patton, Tim Crain

PURCHASE AGREEMENT                                                            19
and Gary Keim, together with a mutually acceptable non-competition agreement between Buyer and Bobby Joe Cudd;

                  (c) resignation letters from all persons who are officers or directors of Bobcat or CuddCo which evidence each such persons resignation from their office or directorship effective as of the Closing (but not their resignation as an employee, if they are to continue as employees);

                  (d) Amendment to Woodward, Oklahoma Lease, fully executed;

                  (e) Amendment to Decatur, Texas Lease, fully executed;

                  (f) Amendment to Canadian, Texas Lease, fully executed;

                  (g) Landlord Waivers for each of the Real Property locations, fully executed;

                  (h) evidence of the termination or cancellation of the employment agreements between Bobcat and each of Bobby Joe Cudd, Bill Benedick, Steve Johnston, Gary Keim and Tim Crain;

                  (i) written confirmation from Gary Keim that all bonuses to be paid to him by Bobcat have been paid and are acceptable;

                  (j) a legal opinion of counsel to Bobcat, CuddCo and the Holders;

                  (k) original certificates of title for all vehicles owned by Bobcat or CuddCo free and clear of any Liens, and copies of certificates of title (to the extent available) for all vehicles owned by Bobcat or CuddCo subject to a Lien;

                  (l) other consents, waivers, estoppel letters or similar documentation as the Buyer shall reasonably request;

                  (m) a payoff letter or other documentation from each Person that is owed any portion of the Long Term Debt (other than debt on vehicles), setting forth the amount necessary for Buyer to pay such indebtedness in full as of the Closing Date; and

                  (n) a Certificate of an officer of each of Bobcat and CuddCo certifying:

                           (i) resolutions of the board of directors of Bobcat
                  and CuddCo, respectively, granting the president or other duly authorized officers of Bobcat or CuddCo the authority to execute this Agreement any and other transaction documents;

                           (ii) the incumbency relating to the president and
                  each person executing on behalf of Bobcat and CuddCo any document executed and delivered to the Buyer pursuant to the terms hereof; and

PURCHASE AGREEMENT                                                            20

                  (o) the Assignment of Representations, Warranties, Covenants, Indemnities from Buyer to General Electric Capital Corporation, as agent, consented to by Holders.

         Section 5.3 Deliveries of the Buyer. At the Closing, the Buyer shall deliver or cause to be delivered to the Holders:

                  (a) the Consideration in accordance with Section 2.2;

                  (b) Amendment to Woodward, Oklahoma Lease, fully executed;

                  (c) Amendment to Decatur, Texas Lease, fully executed;

                  (d) Amendment to Canadian, Texas Lease, fully executed;

                  (e) a legal opinion of counsel to Buyer;

                  (f) a Certificate of an officer of Buyer certifying:

                           (i) resolutions of the board of directors of the
                  Buyer approving this Agreement and the transactions contemplated hereby and granting the chief executive officer or the president or other duly authorized officers of Buyer the authority to execute this Agreement any and other transaction documents; and

                           (ii) the incumbency relating to the chief executive
                  officer or president and each person executing on behalf of the Buyer any document executed and delivered to the Holders pursuant to the terms hereof;

                                   ARTICLE VI
                             SURVIVAL AND INDEMNITY

         Section 6.1 Survival of Representations and Warranties. Subject to the limitations contained in this Article VI, all of the representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing as follows:

                  (a) All of the representations and warranties made by Holders in Sections 3.1, 3.2, 3.3, 3.4 and 3.15 of this Agreement shall survive for the applicable statute of limitations; and

                  (b) All other representations and warranties made by Holders shall survive for a period ending twelve (12) months following the Closing Date; and

                  (c) All of the representations and warranties made by Buyer herein shall survive for a period ending twelve (12) months following the Closing Date.

                  (d) The covenants and agreements made by the Holders contained in Section 7.5 shall survive until December 31, 2006.

PURCHASE AGREEMENT                                                            21

         Section 6.2 Indemnification by the Holders. Subject to the limitations of this Article VI, from and after the Closing Date, each Holder severally (and not jointly) shall indemnify, save, defend and hold harmless the Buyer from and against any and all costs, lawsuits, losses, liabilities, deficiencies, claims and expenses, including interest, penalties, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively referred to herein as "Damages"), incurred in connection with or arising out of or resulting from or incident to any (i) breach of any covenant of Bobcat, CuddCo or the Holders or (ii) breach or inaccuracy of the representations and warranties of Bobcat, CuddCo, the Company or the Holders set forth in this Agreement. Notwithstanding the foregoing, for purposes of this Agreement "Damages" shall include only actual damages and shall not include any consequential, incidental, special, indirect or punitive damages.

         Section 6.3 Indemnification by the Buyer. Subject to the limitations of this Article VI, from and after the Closing Date, Buyer shall indemnify, save, defend and hold harmless the Holders from and against any and all Damages incurred in connection with or arising out of or resulting from or incident to any (i) breach of any covenant of Buyer or (ii) breach or inaccuracy of the representations and warranties of Buyer set forth in this Agreement.

         Section 6.4 Defense of Claims. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, or any claim to Damages is to be asserted hereunder, written notice thereof describing such lawsuit, enforcement action or claim in reasonable detail and indicating the amount (estimated, if necessary) or good faith estimate of the reasonably foreseeable estimated amount of Damages (which estimate shall in no way limit the amount of indemnification the indemnified party is entitled to receive hereunder), shall be given to the indemnifying party as promptly as practicable (and in any event within ten (10) days, after the service of the citation or summons) ("Notice of Action"); provided that the failure of any indemnified party to give timely notice shall not affect its rights to indemnification hereunder to the extent that the indemnified party demonstrates that the amount the indemnified party is entitled to recover exceeds the actual damages to the indemnifying party caused by such failure to so notify within ten (10) days. The indemnifying party may elect to compromise or defend any such asserted liability and to assume all obligations contained in this Section 6.4 to indemnify the indemnified party by a delivery of notice of such election ("Notice of Election") within ten (10) days after delivery of the Notice of Action. Upon delivery of the Notice of Election, the indemnifying party shall be entitled to take control of the defense and investigation of such lawsuit, action or claim and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's sole cost, risk and expense, and such indemnified party shall cooperate in all reasonable respects, at the indemnifying party's sole cost, risk and expense, with the indemnifying party and such attorneys in the investigation, trial, and defense of such lawsuit, action or claim and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, risk and expense, participate in such investigation, trial and defense of such lawsuit, action or claim and any appeal arising therefrom. If the Notice of Election is delivered to the indemnified party, the indemnified party shall not pay, settle or compromise such claim without the indemnifying party's consent. If the indemnifying party elects not to defend the claim of the indemnified party or does not deliver to the indemnified party a Notice of Election within ten (10) days after delivery of the Notice of Action, the indemnified party may, but shall not be obligated to defend, or the indemnified party

PURCHASE AGREEMENT                                                            22
may compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk, of the indemnifying party.

         Section 6.5 Indemnification Deductible. The parties shall not be entitled to indemnification under the provisions of this Article VI for any breaches of representations, warranties or covenants by any other party for any individual claim less than $150,000 (the "Minimum Claim Amount"), and until such time as the total of all individual claims exceeding the Minimum Claim Amount, and are therefore subject to indemnification, exceed $750,000 (the "Deductible"), at which time the indemnified party will be entitled to indemnification for all amounts exceeding the Deductible.

         Section 6.6 Limitations on Indemnification. Holders' and Buyer's aggregate liability for indemnification obligations pursuant to this Agreement shall be as follows:

                  (a) For breaches of representations and warranties made by the Holders pursuant to Sections 3.1, 3.2, 3.3, 3.4 and 3.15, the Holders shall not be obligated to indemnify Buyer for any amounts that, when aggregated with all other indemnification claims against the Holders pursuant to this Article VI, exceed the Consideration;

                  (b) For breaches of all other representations, warranties and covenants made by the Holders herein, the Holders shall not be obligated to indemnify Buyer for any amounts that, when aggregated with all other indemnification claims against the Holders pursuant to this
         Article VI, exceed $5,000,000; and

                  (c) For breaches of all representations, warranties and covenants made by Buyer herein, Buyer shall not be obligated to indemnify Holders for any amounts that, when aggregated with all other indemnification claims against the Buyer pursuant to this Article VI, exceed $5,000,000.

         Section 6.7       Other Matters Pertaining to Indemnification.

                  (a) The obligation of the Holders to indemnify Buyer under this Article VI shall be several (and not joint), based on the amount of Consideration received by each Holder in proportion to the total Consideration.

                  (b) The amount of any Damages for which indemnification is provided under this Article VI shall be net of (i) any amounts actually recovered by the indemnified party under insurance policies in effect and applicable to such Damages (it being agreed that the indemnified party shall use its commercially reasonable efforts to obtain recovery under such insurance policies), (ii) any amounts received by the indemnified party from any Third Party in respect of such Damages and
         (iii) any tax benefit received by the indemnified party as a result of any Damages.

                  (c) Except with respect to claims based on fraud and claims for equitable relief, after the Closing, the rights of the parties under this Article VI shall be the exclusive remedy with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement, and each party hereby waives, to the full extent it may do

PURCHASE AGREEMENT                                                            23
         so, any other rights or remedies that may arise under any applicable statute, rule or regulation.

                  (d) The indemnities herein are intended solely for the benefit of the persons expressly identified in this Article VI (and their permitted successors and assigns) and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other person.

                                   ARTICLE VII
                                  MISCELLANEOUS

         Section 7.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

                  if to Buyer, to:

                           Black Warrior Wireline Corp.
                           100 Rosecrest
                           Columbus, Mississippi  39701
                           Attention:  William L. Jenkins, President
                           Facsimile No.:  (662) 328-4095

                  with a copy, which shall not constitute notice, to:

                           Rosen, Cook, Sledge, Davis, Shattuck & Oldshue, PA 2117 Jack Warner Parkway
                           Tuscaloosa, Alabama  35401
                           Attention:  James J. Sledge, Esq.
                           Facsimile No.:  (205) 758-8358

                  if to Bobcat, to:

                           Bobcat Pressure Control, Inc.
                           P.O. Box 787
                           Woodward, OK  73802
                           Attention:  Steve Johnston
                           Facsimile No.: 580-256-9966

                  if to CuddCo, to:

                           Bobby Joe Cudd Company
                           P.O. Box 787
                           Woodward, OK  73802
                           Attention:  Steve Johnston
                           Facsimile No.: 580-256-9966

PURCHASE AGREEMENT                                                            24
                  if to the Holders, to:

                           Bobby Joe Cudd
                           1615-1/2 Downs
                           Woodward, OK  73802
                           Facsimile No.: 580-256-9966

                           Bill Benedick
                           P.O. Box 1192
                           Decatur, TX  76234
                           Facsimile No.: 940-427-8700

                           Steve Johnston
                           6911 Walton Heath
                           Houston, TX  77069
                           Facsimile No.: 281-537-9507

                           Petro Capital I, L.P.
                           3838 Oak Lawn Avenue, Suite 1775
                           Dallas, TX  75219
                           Attention:  Rosser Newton
                           Facsimile No.: 214-661-7768

                  with a copy, which shall not constitute notice, to:

                           Sprouse Shrader Smith, P.C.
                           701 South Taylor, Suite 500
                           Amarillo, Texas  79101
                           Attention:  Jerry N. Smith
                           Facsimile No.:  (806) 373-3454

                           and

                           Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                           Dallas, Texas 75202
                           Attention:  Taylor H. Wilson, Esq.
                           Facsimile No.: (214) 200-0617

or such other address or facsimile number as a party may hereafter specify for the purpose by notice to the other parties hereto. Each notice, request or other communication shall be effective only if given by facsimile, when the facsimile is transmitted to the facsimile number specified in this Section 7.1 and the appropriate facsimile confirmation is received or if given by overnight courier or personal delivery when delivered at the address specified in this Section 7.1.

         Section 7.2 Fees and Expenses. Except as otherwise specifically provided herein, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the transactions

PURCHASE AGREEMENT                                                            25
contemplated herein are consummated. Notwithstanding the foregoing, or the other provisions of this Agreement, the parties hereto acknowledge and agree that

                      (i) Buyer shall pay the fees and expenses, not in excess of $150,000, of professionals engaged by Bobcat, CuddCo or the Holders in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby;

                      (ii) The advisory fee of $150,000 to PCA shall be paid by the Company;

                      (iii) contingent upon the Closing of the transactions contemplated herein, Buyer shall pay the settlement fee in the amount of $500,000, pursuant to that certain Formal Settlement Agreement between Bobcat, Buyer, Centre Partners Management LLC and Centre Southwest Partners LLC dated November 17, 2005; and

                      (iv) the bonus due to Gary Keim prior to Closing in the amount disclosed on Schedule 7.2 (iv) shall be paid by Holders.

         Section 7.3 Officers' and Directors' Insurance. For a period of six years after the Closing Date, Buyer shall cause the Company to maintain in effect directors' and officers' liability insurance substantially comparable to such insurance maintained by the Company prior to the Closing Date, which insurance shall cover as additional insured parties any persons who are officers or directors of the Company immediately prior to the Closing Date with respect to claims arising from facts or events that occurred at or before the Closing Date. If the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Company assume the obligations set forth in this Section 7.3. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 7.3 shall survive the Closing indefinitely, and the officers and directors covered hereby shall be considered third party beneficiaries of this Agreement for the purpose of this Section 7.3 only.

         Section 7.4 Amendments; No Waivers. Any provision of this Agreement may be amended or waived if, and only if, the amendment or waiver is in writing and signed, in the case of an amendment, by Bobcat, CuddCo, Holders and Buyer, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         Section 7.5       Further Assurances.

                  (a) Each of the parties hereto will act in good faith and use commercially reasonable efforts to take, or cause to be taken, all actions to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including obtaining all necessary consents, waivers, approvals, authorizations, Permits or orders from Governmental Entities or other Third Parties.

PURCHASE AGREEMENT                                                            26

         Each of the parties hereto shall also refrain from taking, directly or indirectly, any action that would impair such party's ability to consummate the transactions contemplated by this Agreement.

                  (b) The Holders acknowledge that Buyer files periodic and other reports with the U.S. Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and registration statements under the. Securities Act of 1933, as amended. Without limiting the generality of the undertaking in Section 7.5(a), Cudd, Benedick and Johnston will, and will use their commercially reasonable efforts to cause the other members of the Company's then current management to, (i) cooperate with Buyer by reviewing and commenting to Buyer with respect to drafts of information about the Company appearing in Buyer's periodic reports and registration statements, including documents filed in connection with its planned public offering (the "Offering"), that are filed by Buyer prior to December 31, 2006, (ii) cooperate with the efforts of Buyer's auditors, Grant Thornton LLP ("GT"), to further audit the books and records of the Company so that same may be consolidated with those of Buyer for purposes of the Offering (the "Re-Audit"), including making available all of the Company's financial records and documentation regarding internal controls and financial reporting processes, communicating customary general representations of management with respect to audit examinations for all periods prior to the Closing, and executing such documents and things as are required by Buyer's auditors for such audits, and (iii) use commercially reasonable efforts to cause the current auditors for the Company, BKD, to cooperate in the Re-Audit to be performed by GT, including by providing access to working papers and the engagement partner for audits of the Company performed by BKD, copies of certain selected working papers, and other customary communications between predecessor and successor auditors, all pursuant to cooperating with the timing requirements of the Re-Audit, all to the extent reasonably requested by Buyer and at Buyer's sole cost and expense; provided however that neither Benedick or Johnston will charge any fee for fulfilling their obligations under this Section.

                  (c) In connection with their review of draft information provided by Buyer pursuant to the foregoing paragraph 7.5(c), all of Cudd, Benedick and Johnston agree that, with respect to draft information they may receive for review information which is "Confidential Information" (defined below). Cudd, Benedick and Johnston agree that they will not (a) disclose Confidential Information of any Interested Party to any Person (other than such Interested Party and its Affiliates, employees, agents or representatives) or (b) use, directly or indirectly, any of such Confidential Information for any competitive or commercial purpose; provided, however, that each Party may disclose Confidential Information to their attorneys if such Persons agree to comply with the provisions of this Section 7.5(c). "Confidential Information" shall mean all confidential records, data (including financial data), customers lists, trade secrets and other confidential information, including all information which has been provided by an Interested Party to another Party pursuant to this Agreement and marked "Confidential," but shall not include any information that (i) is now, or hereafter becomes, through no act of such Party that constitutes a breach of this Agreement, generally known or available to the public, (ii) is hereafter furnished to such Party by a third party, who, to the knowledge of such receiving Party, is not under any obligation of confidentiality to the related

PURCHASE AGREEMENT                                                            27

         Interested Party, (iii) is disclosed with the written approval of the related Interested Party, (iv) is required to be disclosed by law (including securities law), court order or similar compulsion, (v) is required or is reasonably necessary to be provided pursuant to or in connection with any legal proceeding involving the parties hereto.

         Section 7.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Any purported assignment in violation hereof shall be null and void.

         Section 7.7 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         Section 7.8 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         Section 7.9 Governing Law. This Agreement shall be construed in accordance with and governed by the internal Laws of the State of Texas applicable to contracts executed and fully performed within the State of Texas, notwithstanding any conflict of law provisions to the contrary.

         Section 7.10 Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any state or federal court in Harris County, Texas, and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding that is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 7.1 shall be deemed effective service of process.

         Section 7.11 Entire Agreement. This Agreement, together with the Schedules and Annexes hereto, constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

PURCHASE AGREEMENT                                                            28

         Section 7.12 Authorship. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

         Section 7.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         Section 7.14 Headings; Construction. The section and article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement
(i) the word "including" shall mean "including without limitation," whether or not expressed, (ii) any reference herein to an annex, article, clause, section, or schedule refers to an annex, article, clause, section, or schedule to this Agreement, unless otherwise stated, and (iii) when calculating the period of time within or following which any act is to be done or steps taken, the date that is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day that is a Business Day.

         Section 7.15 Ordinary Course Bonuses. Buyer confirms that it has agreed that the Company may pay routine ordinary course bonuses, previously booked to the financial statements of the Company, not to exceed $150,000, to Cudd, Johnston, Benedick and Gary Keim.

                                   * * * * *
            [The remainder of this page is intentionally left blank.]

PURCHASE AGREEMENT                                                            29

         IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



         BOBCAT:                              BOBCAT PRESSURE CONTROL, INC.

                                              By:     /s/ Bobby Joe Cudd
                                                      ---------------------
                                              Name:   Bobby Joe Cudd
                                                      ---------------------
                                              Title:  President
                                                      ---------------------


         CUDDCO:                              BOBBY JOE CUDD COMPANY

                                              By:     /s/ Bobby Joe Cudd
                                                      ---------------------
                                              Name:   Bobby Joe Cudd
                                                      ---------------------
                                              Title:  President
                                                      ---------------------


         HOLDER:                              /s/ Bobby Joe Cudd
                                              -----------------------------
                                              Bobby Joe Cudd



         HOLDER:                              /s/ Bill Benedick
                                              -----------------------------
                                              Bill Benedick



         HOLDER:                              /s/ Steve Johnson
                                              -----------------------------
                                              Steve Johnston

PURCHASE AGREEMENT                                                            30

         HOLDER:                              PETRO CAPITAL I, L.P.

                                              By:     /s/ PETRO CAPITAL I, L.P.
                                                      --------------------------
                                              Name:
                                                   -----------------------------

                                              Title:  Managing Member
                                                      --------------------------


         BUYER:                               BLACK WARRIOR WIRELINE CORP.

                                              By:     /s/ William L. Jenkins
                                                      --------------------------
                                              Name:   William L. Jenkins
                                                      --------------------------
                                              Title:  CEO
                                                      --------------------------

PURCHASE AGREEMENT                                                            31

                                     ANNEX I
                                    GLOSSARY

         "Affiliate" means (i) Bobby Joe Cudd, Bill Benedick, or Steve Johnston or any of their Immediate Family Members; (ii) any Holder or any Holder's Immediate Family Members; or (iii) any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person, or any of their Immediate Family Members. For purposes of this definition, the term "control" (including the correlative terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

         "Agreement" has the meaning specified in the preamble to this Agreement.

         "Audited Financial Statements" has the meaning specified in Section 3.6(a).

         "Balance Sheet Date" means June 30, 2005.

         "Bobcat Balance Sheet" means Bobcat's balance sheet for the fiscal year ended June 30, 2005.

         "Bobcat Bylaws" has the meaning specified in Section 3.1.

         "Bobcat Charter" has the meaning specified in Section 3.1.

         "Business Day" means any day, other than a Saturday, Sunday or one on which banks are authorized by Law to be closed in Houston, Texas.

         "Closing" has the meaning specified in Section 2.1.

         "Closing Date" has the meaning specified in Section 5.1.

         "Code" means the United States Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

         "Company" means Bobcat and CuddCo.

         "Company Balance Sheet" has the meaning specified in Section 2.1

         "Company Employee Plans" has the meaning assigned in Section 3.10(a).

         "Consideration" has the meaning specified in Section 2.1.

         "Contract" means any written or oral contract, agreement, lease, note, loan, bond, mortgage, security agreement, indenture, guaranty, license, franchise, permit, concession, option, or other obligation or agreement.

                                  Annex I - 1

         "Credit Agreement" means that certain Credit Agreement dated the ____ day of _______________, 2004 by and between Bobcat and Comerica Bank, as the same has been amended from time to time.

         "CuddCo Balance Sheet Date" means CuddCo's balance sheet for the fiscal year ended June 30, 2005.

         "CuddCo Bylaws" has the meaning specified in Section 3.2.

         "CuddCo Charter" has the meaning specified in Section 3.2.

         "Damages" has the meaning specified in Section 6.2.

         "Default" has the meaning specified in Section 3.18(c).

         "Employment Agreements" has the meaning specified in the Preliminary Statements to this Agreement.

         "Environmental Laws" means any Law (excluding the common law) currently in effect and as may be amended or supplemented, and any judicial or administrative interpretation thereof, relating to Hazardous Substances or pollution or the regulation and protection of human health, safety, the environment or natural resources, including, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. ss. 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss. 136 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss. 300f et seq.; the Toxic Substance Control Act, 15 U.S.C. ss. 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. ss. 5101 et seq.; the Atomic Energy Act, 42 U.S.C. ss. 2011 et seq.; the Outer Continental Shelf Lands Act, 43 U.S.C. ss. 1331 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq.; and each of their state and local counterparts or equivalents.

         "Environmental Liabilities" means all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Substance whether on, at, in, under, from or about or in the vicinity of any real or personal property.

         "Environmental Permits" means all Permits required by any Governmental Entity under any Environmental Law.

                                  Annex I - 2

         "Equity Interest" means with respect to any Person:

                  (i) any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of such Person's capital stock or other equity interests (including, without limitation, partnership or membership interests in a partnership or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person);

                  (ii) securities of such Person convertible into or exchangeable for any such shares, interests, participations, rights in, or other equivalents described in clause (i) above; and

                  (iii) options, warrants or other rights to acquire from such Person, or obligations of such Person to issue, any shares, interests, participations, rights in, or other equivalents described in clause (i) above or securities described in clause (ii) above, or requiring payments based on the value of any such shares, interests, participations, rights in, or other equivalents described in clause (i) above.

         "ERISA" has the meaning specified in Section 3.10(a).

         "ERISA Affiliate" has the meaning specified in Section 3.10(c).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "GAAP" means United States generally accepted accounting principles, applied on a consistent basis.

         "Governmental Entity" means any supranational, federal, state, local or foreign government, court, administrative agency or commission or other governmental or regulatory authority or instrumentality.

         "Hazardous Substances" means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, explosive, radioactive, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, and naturally-occurring radioactive material.

         "Holders" has the meaning specified in the preamble to this Agreement.

         "Immediate Family Members" means any son, daughter, step-son, step-daughter, spouse, parent, step-parent, or parent or step-parent of spouse of such Person.

         "Insurance Policies" has the meaning specified in Section 3.25.

         "Intellectual Property" means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, (ii) all patents, patent applications, and patent disclosures, together with all provisionals, reissuances, continuations,

                                  Annex I - 3
continuations-in-part, divisions, revisions, extensions, and reexaminations thereof (collectively, "Patents"), (iii) all trademarks, service marks, trade dress, logos, brand names, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, "Marks"),
(iv) all copyrightable works, all copyrights, any and all website content, and all applications, registrations, and renewals in connection therewith (collectively, "Copyrights"), (v) all mask works and all applications, registrations, and renewals in connection therewith, (vi) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (collectively, "Trade Secrets"), (vii) all source code and object code versions of computer software (including data and related documentation), (viii) all other proprietary rights, and (ix) all copies and tangible embodiments thereof (in whatever form or medium), any rights in or licenses of any of the foregoing, and any claims or causes of actions (pending, filed) arising out of or related to any infringement or misappropriation of any of the foregoing.

         "Knowledge" means the actual knowledge of the board of directors of Bobcat or CuddCo, as applicable, and each of the following Persons: Bobby Joe Cudd, Steven Johnston, Bill Benedick and Tracy Turner. In addition, the foregoing individuals will be deemed to have "Knowledge" of a particular fact or other matter if a prudent individual could be expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

         "Law" means any supranational, federal, state, local, or foreign law, common law, rule, regulation, judgment, code, ruling, statute, order, decree, injunction, ordinance or other legal requirement, including any arbitral decision or award.

         "Leases" has the meaning specified in Section 3.19.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of an asset; provided, however, that the term "Lien" shall not include (i) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens, (ii) liens for taxes, assessments and governmental charges or levies not yet due and payable or being contested in good faith by appropriate proceedings,
(iii) any minor imperfection of title or similar encumbrance which could not reasonably be expected to have a Material Adverse Effect and (v) any encumbrance created pursuant to any lease of property, be it real or personal.

         "Long Term Debt" has the meaning specified in Section 2.1.

         "Material Adverse Effect" means any change, circumstance, effect, event, occurrence, state of facts or development that would be or could reasonably be expected to be materially adverse to the business, assets, condition (financial or otherwise) or results of operations of Bobcat and CuddCo, taken as a whole, or to the ability of Holders to consummate the

                                  Annex I - 4
transactions contemplated hereby; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to
(1) general business or economic conditions, including such conditions related to any industry in which Bobcat or CuddCo operates, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), or (4) the taking of any action contemplated by this Agreement and any other agreement contemplated hereby, and (b) any adverse change in or effect on Bobcat's or CuddCo's business, operations and financial affairs, taken as a whole, that is cured by Bobcat, CuddCo or the Holders on or before the Closing Date.

         "Major Customers" has the meaning specified in Section 3.22.

         "Major Suppliers" has the meaning specified in Section 3.22.

         "Material Contracts" has the meaning specified in Section 3.18(a).

         "Ordinary Course" means any action taken by a Person that (i) is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person and (ii) is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be authorized by the parent company (if any) of such Person.

         "Permit" means any permit, license, easement, variance, exemption, consent, certificate, approval, authorization of and registration with and under all Laws and from all Governmental Entities.

         "Person" means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entity.

         "Real Property" has the meaning specified in Section 3.19.

         "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Substance into the environment or into or out of any property, including the movement of any Hazardous Substance through or in the air, soil, surface water, groundwater or property.

         "Representatives" means the officers, directors, employees, attorneys, accountants, advisors, representatives and agents of a Person.

         "Returns" has the meaning specified in Section 3.9.

         "SEC" means the United States Securities and Exchange Commission.

                                  Annex I - 5

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Subsidiary" means, with respect to any Person, any other Person (including joint ventures) of which such Person, directly or indirectly, (i) has the right or ability to elect, designate or appoint a majority of the board of directors or other Persons performing similar functions for such Person, whether as a result of the beneficial ownership of Equity Interests, contractual rights or otherwise or (ii) beneficially owns a majority of the voting Equity Interests or a majority of the economic interests.

         "Tax" or "Taxes" means all United States federal, state, local or foreign income, profits, estimated gross receipts, windfall profits, environmental (including taxes under Section 59A of the Code), severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, escheat, capital gains, capital stock, employment, withholding, social security (or similar), disability, transfer, registration, stamp, payroll, goods and services, value added, alternative or add-on minimum tax, estimated, or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, and any interest, penalties, fines, related liabilities or additions to taxes that may become payable with respect to Taxes described above that are imposed by any Governmental Entity, whether disputed or not.

         "Third Party" means any Person (or group of Persons) other than Buyer, Bobcat, CuddCo, Holder, or any Affiliates of the foregoing.

         "Unaudited Financial Statements" has the meaning specified in Section 3.6(a).

         "Voting Agreement" has the meaning specified in the Preliminary Statements to this Agreement.

         "Warrant" means any warrant granted by Bobcat to purchase shares in Bobcat.


                                   Annex I - 6